UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 29, 2005

(Date of Earliest Event Reported)

CREDENCE SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22366	94-2878499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1421 California Circle Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

408-635-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

1. 2005 Credence Systems Corporation Stock Incentive Plan

On January 31, 2005, the Board of Directors (the “Board”) of Credence Systems Corporation (the “Company”) approved the 2005 Credence Systems Corporation Stock Incentive Plan (the “Plan”) to be effective only upon approval of the Plan by the Company’s stockholders. The stockholders of the Company approved the Plan on March 23, 2005. The Plan authorizes the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively referred to as “Awards”). There are 5,900,000 shares of common stock of the Company reserved for issuance pursuant to the Plan (subject to adjustment in accordance with the provisions of the Plan). The Plan is intended to provide the Company’s employees, directors, officers and consultants an incentive through ownership of the Company’s common stock to continue in service to the Company, and to help the Company attract and retain qualified personnel to effectively compete with other enterprises for the services of qualified individuals. The Plan will commence on March 23, 2005 and shall continue in effect for a term of ten (10) years unless sooner terminated.

Pursuant to the terms of the Plan, the Plan is administered by the plan administrator, defined as the Board or one or more committees designated by the Board (the “Administrator”). The Plan will be administered by the Board’s Compensation Committee. The Administrator has the authority, in its discretion, to select the participants to whom such Awards may be granted, and to determine the terms and conditions of any Award. The maximum number of shares of options and stock appreciation rights that may be granted to a participant during a calendar year is 500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which shall not count against the limit set forth in the previous sentence. The maximum number of awards of restricted stock and restricted stock units that are intended to be performance-based compensation under 162(m) of the Internal Revenue Code of 1986, as amended, that may be granted to a participant during a calendar year is 350,000 shares.

Pursuant to an automatic option grant program adopted by the Board under the Plan (the “2005 Non-Employee Director Option Program”), subject to certain conditions, each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 20,000 shares of common stock. Under the automatic option grant program, beginning in the year 2005 and continuing each subsequent year thereafter, each non-employee Board member will be granted an option to purchase 4,000 shares of common stock on each of April 1st, July 1st, October 1st and January 1st of the following calendar year (each, a “4,000 Share Subsequent Grant”).

The initial 20,000 share grant made to a new non-employee Board member will become exercisable for 12.5% of the option shares upon completion of six (6) months of Board service measured from the grant date and will become exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon the individual’s completion of each additional three (3) month period of Board service. The first 4,000 Share Subsequent Grant made to non-employee Board members on April 1st of any given year will become exercisable for 25% of the option shares upon each yearly anniversary of the April 1st grant date for such option. The second, third and fourth 4,000 Share Subsequent Grants made in any given year shall vest in accordance with the same vesting schedule as the first 4,000 Share Subsequent Grant such that all four 4,000 Share Subsequent Grants, totaling 16,000 shares, will be fully vested and exercisable on the fourth anniversary of the April 1st grant date for the first 4,000 Share Subsequent Grant. The grants made under the 2005 Non-Employee Director Option Program are subject to acceleration as further described in the 2005 Non-Employee Director Option Program.

The foregoing summary of the Plan and the 2005 Non-Employee Director Option Program, is subject to, and qualified in its entirety by the Plan and the 2005 Non-Employee Director Option Program, which are attached as exhibits to this Form 8-K, and are incorporated herein by reference in their entirety.

2. Forms of Award Agreements

On January 31, 2005, the Board approved the forms of option agreements. These forms will be used to evidence grants of Awards made pursuant to the Plan and the 2005 Non-Employee Director Option Program. The full text of the forms of each Award agreement is attached hereto as Exhibits 10.2 and 10.4. The foregoing summary is qualified in its entirety by, and should be read in conjunction with, such exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDENCE SYSTEMS CORPORATION

By:	/s/ David A. Ranhoff
David A. Ranhoff
President, Chief Executive Officer
and Director

Date: March 29, 2005

EXHIBIT INDEX

Exhibit Number	Description
10.1(1)	2005 Credence Systems Corporation Stock Incentive Plan

10.2	Form of Non-Qualified Stock Option Award Agreement of the Plan

10.3	2005 Non-Employee Director Option Program

10.4	Form of Notice of Non-Qualified Stock Option Award of the 2005 Non-Employee Director Option Program

(1)	Incorporated by reference to Annex A to the Company’s Definitive Proxy Statement, filed on February 23, 2005 with the Securities and Exchange Commission.